Exhibit 10.21

215 First Street

Cambridge, MA 02142

August 11, 2016

Re: Offer of Employment

Dear John:

Decibel Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Senior Vice President, Pharmaceutical Development reporting to Steve Holtzman, President & CEO.

Your effective date of hire as an employee (the “Start Date”) shall be no later than Tuesday, September 6, 2016 unless another date is agreed upon by you and the Company. Your normal place of work will be at the Company’s offices in Cambridge, MA.

Your annual compensation for this position will be at the amount of $325,000 per year, payable in accordance with the Company’s normal pay schedule. All payments are subject to legally tax withholdings. You will be eligible to participate each year in any annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan, if reasonable in light of financial, business and other circumstances and factors—at the discretion of the Board of Directors. Your 2016 target performance bonus will be 30% of your annual salary, based upon achievement of both corporate and individual goals, as agreed to between you and your Manager. All payments are subject to legally required tax withholdings.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, you will receive the right to purchase 937,000 shares of the Company’s common stock (the “Restricted Stock”). The Restricted Stock will be granted following the commencement of your employment. The purchase price of the Restricted Stock will be equal to the fair market value of the Company’s common stock on the date of the grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Restricted Stock is granted. The Restricted Stock will be subject to the terms and conditions of the Company’s then-current inventive stock plan and form of restricted stock agreement (the Equity Documents”). The Restricted Stock will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, l/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans and 40 I (k) Plan subject to the terms and conditions of those plans. Presently, the Company pays for 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue 15 paid vacation days each year for the first 5 years of service and for 2016; you will receive 16 paid holidays in accordance with the company holiday schedule. (Current Benefits Summary Attached—Benefits are subject to change at any time in the Company’s sole discretion).

It is understood and agreed that that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you except for your salary through the last day of your employment plus any then accrued but unused vacation.

Enclosed is a “Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement” (the “Employee Agreement”). This offer of employment is conditioned on your willingness to enter into and abide by the terms of the Employee Agreement, the terms of which are incorporated into this offer letter. You will be required to sign and return the Employee Agreement along with a signed copy of this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer letter and the Employee Agreement and Equity Documents referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Neither this offer letter nor the Employee Agreement may be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although, consistent with your at-will employment, your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter and the Employee Agreement no later than Tuesday, August 16, 2016. You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed, scanned copy of this letter and the Employee Agreement to Betsy Cutting.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Steven Holtzman

President & Chief Executive Officer

Decibel Therapeutics, Inc.

Accepted and Agreed:

/s/ John Lee
John Lee

15 Aug 2016
Date